Exhibit 10.1

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of April 14, 2022, is by and between Microvast, Inc. (“Microvast” or the “Company”) and Yanzhuan (Leon) Zheng (the “Executive”).
WHEREAS, the Executive currently provides services to Microvast as its Chief Financial Officer pursuant to the terms of that Employment Agreement by and between Microvast and the Executive, dated February 1, 2021 (the “Employment Agreement”); and
WHEREAS, Microvast and the Executive agree that the Executive’s employment with Microvast shall cease, effective as of April 14, 2022 (the “Separation Date”); and
WHEREAS, to ensure an orderly transition, Microvast and the Executive agree that the Executive shall provide consulting services to Microvast for the Transition Period (as defined below) pursuant to the terms and conditions of this Agreement effective as of the Separation Date.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Separation; Transition Services. Effective as of the Separation Date, the Executive shall cease to be employed as the Chief Financial Officer of the Company and shall become a consultant to the Chief Executive Officer of the Company (the “CEO”) and provide the Company with such transition support and services as may be reasonably requested by the CEO, the Chief Financial Officer of the Company or the Company’s Board of Directors (the “Transition Services”).  The Executive may provide services to other businesses and organizations without the consent of the Company provided that such services will not interfere significantly with the faithful performance of the Transition Services and will not cause the Executive to violate Section 9(a) of this Agreement.
2.Term. The initial term of the Transition Services commences as of the Separation Date and continues for a period of 18 months (the “Initial Term”). Thereafter, the term of the Transition Services shall continue until terminated by the Company or the Executive in accordance with Section 7 (the “Subsequent Term”).
3.Compensation.
(a)In exchange for the Transition Services, during the Initial Term, Microvast shall pay the Executive a fee (the “Fee”) equal to $25,000 per month, payable monthly in arrears. During the Subsequent Term, Microvast shall pay the Executive $145 per hour for actual services rendered, payable in arrears following receipt by the Company of an invoice from the Executive, which shall be submitted to the Company on or about the last day of each month during the Subsequent Term in which the Executive rendered Transition Services.
(b)Upon the Executive’s delivery of an election form to continue COBRA coverage, the Company shall subsidize the Executive’s COBRA premiums for a period of 18 months from the first day of the month following the month in which the Separation Date occurs so that the Executive and the Executive’s dependents will continue to receive such benefits at the active employee rate. Executive authorizes the Company to deduct the portion of the COBRA premiums typically born by the Company’s active employees (currently 20%) from the Fee.

(c)The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of the Transition Services, upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.
4.Equity Treatment. In connection with the termination of the Executive’s employment, the Executive’s equity-based awards shall be treated as follows:
(a)Pre-SPAC Equity Awards. All restricted stock units capped at $6.28 (“CRSUs”) and stock options (the “Options”) with an exercise price of $6.28 held by the Executive as of the Separation Date shall immediately vest in full in accordance with Section 4(c) of the Employment Agreement. With respect to the Options, in accordance with the terms of the Microvast, Inc. Stock Incentive Plan, the Executive shall have until the date that is three months after the termination of the Transition Services to exercise the Executive’s Options. Any portion of the Options not exercised by the Executive within three months following the termination of the Transition Services shall terminate at the close of business on the last day of the three-month period.
(b)Post-SPAC Equity Awards. All performance stock units (“PSUs”) and restricted stock units (“RSUs”) held by the Executive as of the Separation Date shall remain outstanding and continue to be subject to the terms and conditions of the Microvast Holdings, Inc. 2021 Equity Incentive Plan and the applicable Award Agreement.
5.Incentive Eligibility.
(a)Short-Term Incentive. For 2022, the Executive shall be entitled to participate in the Company’s short-term incentive plan in accordance with its terms that may be in effect from time to time and subject to such other terms as the Board, in its sole discretion, may approve. Executive shall not be eligible to participate in the Company’s short-term incentive plan beginning in 2023.
(b)Long-Term Incentive. For 2022, the Executive shall be entitled to participate in the Company’s long-term incentive plan in accordance with its terms that may be in effect from time to time and subject to such other terms as the Board, in its sole discretion, may approve. Executive shall not be eligible to participate in the Company’s long-term incentive plan beginning in 2023.
6.Independent Contractor. Immediately following the Separation Date, the Executive shall not be an employee of the Company, but shall have the relationship of an independent contractor to the Company. As an independent contractor, the Executive shall have the sole responsibility and obligation to report the Executive’s net earnings from the Company and otherwise as received as self-employment income on the Executive’s tax returns and to pay such taxes as are required by law. The parties agree that the Executive is an independent contractor and that, as such, the Company shall have no right, responsibility or obligation to withhold income or payroll taxes under the United States Insurance Contributions Act or under state unemployment, disability or other laws from amounts due to the Executive from the Company hereunder or to pay employer payroll taxes thereon under such laws or to withhold special or general funds, assessments, or taxes generally collected by employers for the use and benefit of employees. Notwithstanding the foregoing, the Company shall be entitled to withhold any and all federal, state and local taxes required to be withheld under applicable law, including, but not limited to, income resulting from the vesting or exercise of equity awards that the Company granted to the Executive prior to the Separation Date.
7.Termination of Services.  Neither party hereto may terminate the Transition Services during the Initial Term. During the Subsequent Term, the Company shall have the right to terminate the Transition Services at any time, with or without Cause (as defined in the Employment Agreement) and the Executive shall have the right to terminate the Executive’s employment at any time, with no less than 90 days’ notice to the other party, provided, that in either case the Company shall pay the Executive the sum of any earned but unpaid Fees and reimbursement of expense to which the Executive is entitled. Any termination of the Transition Services by the Company or by the Executive (other than on account of death of the Executive), with or without Cause, shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 19.
8.Execution and Delivery of Release. The Company shall not be required to make the payments and provide the benefits provided for under Sections 3, 4 or 5 unless the Executive executes and delivers to the Company, within 60 days following the Executive’s Separation Date, a general waiver and release of claims in a form substantially similar to the form attached to the Employment Agreement and the release has become effective and irrevocable in its entirety.
9.Continuing Obligations.
(a)The Executive acknowledges and agrees that the Executive continues to be subject to, and will abide by, the terms of Sections 7 through 12 of the Employment Agreement (which provisions are incorporated herein by reference). The Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(b)The Executive understands and acknowledges that the Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement would require Executive to waive any monetary award or other payment that Executive might become entitled to from any such governmental entity.
10.Section 409A of the Code. The payments and benefits under this Agreement are intended to either comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance thereunder (“Section 409A”) or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treas. Reg.§ 1.409A-1(h). Notwithstanding anything herein to the contrary, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive shall be responsible for any and all income taxes due with respect to the arrangements contemplated by this Agreement.
11.Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s services to the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Houston, Texas, in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.
12.Non-assignability; Binding Agreement.
(a)By the Executive.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.
(b)By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.  If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken place.  The provisions of this paragraph shall continue to apply to each subsequent service recipient of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.
(c)Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company, and the Executive’s heirs and the personal representatives of the Executive’s estate.
13.Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.
15.Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.
16.Entire Agreement; Supersedes Previous Agreements.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.
17.Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
18.Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
19.Notices.  All notices or communications hereunder shall be in writing, addressed as follows:
To Microvast or the Company:
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477
Attention:  General Counsel
Email: sarah.alexander@microvast.com

With a copy to:
John J. Cannon III
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Email: jcannon@shearman.com
To the Executive:
Yanzhuan (Leon) Zheng
ADDRESS:
Email: leonzheng@microvast.com

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

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IN WITNESS WHEREOF, Microvast has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

MICROVAST, INC.

By:	/s/ Yang Wu
Name: Yang Wu
Title: Chief Executive Officer

EXECUTIVE

/s/ Yanzhuan Zheng
Name: Yanzhuan (Leon) Zheng